Exhibit 10.1

SPONSOR SIDE LETTER

This letter agreement (this “Side Letter”) is dated as of September 12, 2023, by and among Focus Impact Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and Focus Impact Acquisition Corp., a Delaware corporation (“SPAC”). Capitalized terms used but not defined in this Side Letter shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below), except as otherwise provided in this Side Letter.

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record of 5,750,000 SPAC Class B Shares (the “Sponsor Shares”) and 11,200,000 Private Placement Warrants (the “Sponsor Warrants” and, together with the Sponsor Shares, the “Sponsor Equity”);

WHEREAS, contemporaneously with the execution and delivery of this Side Letter, SPAC has entered into a Business Combination Agreement with DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (the “Company”), Focus Impact Amalco Sub Ltd., a company existing under the Laws of the Province of British Columbia (“Amalco Sub”), dated as of the date hereof (as amended or modified from time to time in accordance with the terms of such agreement, the “Business Combination Agreement”), pursuant to which, among other things, (i) immediately prior to the Closing, SPAC shall continue as an Alberta corporation (the “SPAC Continuance”, and following such SPAC Continuance the SPAC is referred to herein for the periods following the effectiveness of the SPAC Continuance as the “New PubCo”) and, at the Closing in accordance with the Plan of Arrangement, Amalco Sub and the Company will amalgamate (the “Amalgamation”) to form one corporate entity which is a wholly owned subsidiary of the New PubCo (“Amalco”);

WHEREAS, in connection with the SPAC Continuance and the occurrence of the Closing, each Sponsor Share will automatically be converted into one share of common stock of New PubCo (“New Pubco Common Shares”) pursuant to the Governing Documents of SPAC and each Sponsor Warrant will be assumed by New PubCo and be converted into the right to exercise such warrants for New PubCo Common Shares (collectively, the “Automatic Conversion”);

WHEREAS, in accordance with the terms of this Side Letter, in lieu of the Automatic Conversion:  (i) 575,000 Sponsor Shares (the “Automatic Forfeiture Sponsor Shares”) which shares will automatically be canceled upon the occurrence of the Closing for no consideration therefor and (ii) to the extent agreed by the Sponsor in accordance with Section 1.2 of this Side Letter (a) up to 1,725,000 Sponsor Shares (the “Financing Sponsor Share Cap”) and (b) up to 3,360,000 Sponsor Warrants (the “Financing Sponsor Warrant Cap”) will automatically be canceled upon the occurrence of the Closing for no consideration therefor;

WHEREAS, the Sponsor Shares and Sponsor Warrants not forfeited hereunder shall continue to be subject to the Automatic Conversion; and

WHEREAS, as an inducement to the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein, including making the Company an express third party beneficiary of this Side Letter to the extent set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
COVENANTS

Section 1.1           Automatic Forfeiture of Certain Sponsor Shares. Effective as of the consummation of the SPAC Continuance at the Closing, in accordance with the Business Combination Agreement, the Sponsor hereby consents to the automatic forfeiture of the Automatic Forfeiture Sponsor Shares in lieu of the Automatic Conversion, in accordance with the terms and conditions of this Side Letter (such automatic forfeiture, the “Automatic Sponsor Share Forfeiture”). The Sponsor shall receive no consideration in respect of the Automatic Forfeiture Sponsor Shares.

Section 1.2        Financing Forfeiture. In the event the Company and the SPAC agree to issue Financing Incentive Shares pursuant to the Business Combination Agreement, and the Sponsor has provided its written consent thereto, effective as of the consummation of the SPAC Continuance at the Closing, in accordance with the Business Combination Agreement, the Sponsor hereby consents to the automatic forfeiture of a number of Sponsor Shares equal to the number of Financing Incentive Shares, in no event to exceed a number equal to the Financing Sponsor Share Cap (the “Financing Forfeiture Sponsor Shares”) in lieu of the Automatic Conversion, in accordance with the terms and conditions of this Side Letter (such automatic forfeiture, the “Financing Sponsor Share Forfeiture”). The Sponsor shall receive no consideration in respect of the Financing Forfeiture Sponsor Shares. In the event the Company and the SPAC agree to issue Financing Incentive Warrants pursuant to the Business Combination Agreement, and the Sponsor has provided its written consent thereto, effective as of the consummation of the SPAC Continuance at the Closing, in accordance with the Business Combination Agreement, the Sponsor hereby consents to the automatic forfeiture of a number of Sponsor Warrants equal to the number of Financing Incentive Warrants, in no event to exceed a number equal to the Financing Sponsor Warrant Cap (the “Financing Forfeiture Sponsor Warrants”) in lieu of the Automatic Conversion, in accordance with the terms and conditions of this Side Letter (such automatic forfeiture, the “Financing Sponsor Warrant Forfeiture”). The Sponsor shall receive no consideration in respect of the Financing Forfeiture Sponsor Warrants. Alternatively (and for the avoidance of doubt, without limiting the Automatic Sponsor Share Forfeiture contemplated by Section 1.1), the Sponsor may agree to transfer (in lieu of forfeiting) all of its right, title and interest in, to and under certain Sponsor Shares and/or Sponsor Warrants to Financing Investors in and as a part of the Financing, in which case (i) such transferred Sponsor Shares and/or transferred Sponsor Warrants shall not be forfeited, (ii) upon such transfer, such Sponsor Shares and Sponsor Warrants shall be deemed to have been elected to be converted in Class A Shares per SPAC’s certificate of incorporation and cease to be considered Sponsor Shares and Sponsor Warrants, and shall instead be treated for all purposes as Class A Shares and Public Warrants of the SPAC and (iii) any shares or warrants so transferred shall reduce, on a share for share or warrant for warrant basis, the Financing Sponsor Share Cap or the Financing Sponsor Warrant Cap, respectively, as appropriate. The Sponsor shall receive no consideration in respect of such transferred Sponsor Shares or Sponsor Warrants. At the Closing in connection with the SPAC Continuance, (i) all of the Sponsor Shares, other than the Automatic Forfeiture Sponsor Shares and the Financing Forfeiture Sponsor Shares, shall be converted into New PubCo Common Shares and (ii) all of the Sponsor Warrants, other than the Financing Forfeiture Sponsor Warrants, shall continue to be obligations of New PubCo and exercisable for New PubCo Common Shares. Notwithstanding anything to the contrary in that certain Warrant Agreement, dated as of November 1, 2021, by and between the SPAC and Continental Stock Transfer & Trust Company, the Sponsor agrees that it will not elect its right to exercise the Private Placement Warrants on a “cashless basis” pursuant to Section 3.1 or Section 3.3.1(c) thereof. Notwithstanding anything to the contrary herein, this sentence and the immediately preceding sentence shall survive any termination of the Sponsor Lock-Up Period and the termination of this Agreement pursuant to Section 3.1(i) or 3.1(ii) (and the Company shall have the right to enforce the immediately preceding sentence notwithstanding termination of this Agreement pursuant to Section 3.1(i) or 3.1(ii)).

Section 1.3           Adjustments. In the event that any stock dividend, stock split, reverse stock split, recapitalization, reclassification, combination or exchange of shares of the SPAC occurs with respect to any Sponsor Shares or Sponsor Warrants before the Closing, but excluding for the avoidance of doubt the Automatic Conversion and the Automatic Sponsor Share Forfeiture, the Financing Sponsor Share Forfeiture and Financing Sponsor Warrant Forfeiture, (each, a “Pre-Closing Split”), then the number of Sponsor Shares and Sponsor Warrants that are subject to forfeiture hereunder shall be adjusted as a result of such Pre-Closing Split to provide the same economic effect as contemplated by this Side Letter prior to such Pre-Closing Split.

Section 1.4           Transfer Restrictions.

(a)          The Sponsor hereby acknowledges and agrees that, during the period between the execution of this Side Letter and the Closing (and without limitation of the provisions set forth in Section 1.4(b)), the Sponsor Shares and Sponsor Warrants shall remain subject to and bound by the provisions of, and may only be Transferred (as defined in the Lock-Up Agreement) in accordance with, Section 5 of that certain letter agreement (the “Lock-Up Agreement”), dated as of November 1, 2021, by and among SPAC, the Sponsor and certain members of SPAC’s board of directors and/or management signatory thereto, a copy of which is attached hereto as Exhibit A. Sponsor also agrees not to (i) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or would reasonably be expected to violate or conflict, or result in or give rise to a violation of, the Sponsor’s representations, warranties, covenants and obligations under this Side Letter; or (ii) take any action that would restrict or otherwise adversely affect the Sponsor’s legal power, authority and right to comply with and perform its covenants and obligations under this Side Letter. Any Transfer in violation of this provision shall be void ab initio. Any transferee of Sponsor Shares or Sponsor Warrants (a “Sponsor Party”) must enter into a written agreement reasonably acceptable to the Company with the parties hereto agreeing to be bound by the terms of this Side Letter as if a party hereto and if such written agreement is not executed and delivered to the Company and the SPAC, such Transfer shall not be permitted hereunder or under the Lock-Up Agreement.

(b)        Until the earlier of (i) 360 days after the Closing and (ii) the date following the Closing on which New PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their equity for cash, securities or other property (the “Sponsor Lock-Up Period”), without the consent of New PubCo following the Closing, the Sponsor shall not be entitled to make any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition (each, a “Transfer”), or to permit any Transfer, of any (1) New PubCo Common Shares received as a result of the Automatic Conversion or (2) New PubCo Common Shares received as a result of the exercise of the Sponsor Warrants (collectively, the “Restricted Sponsor Shares”); provided, that the Sponsor shall be permitted to distribute the Restricted Sponsor Shares to its members or otherwise to an Affiliate of Sponsor, so long as any member or Affiliate of Sponsor in receipt of Restricted Sponsor Shares prior to or simultaneously with the Transfer enters into a written agreement reasonably acceptable to the Company with the parties hereto agreeing to be bound by the terms of this Side Letter as if a party hereto; and provided, further, that if such written agreement is not executed and delivered to the Company and the SPAC, such distribution of the Restricted Sponsor Shares shall not be permitted hereunder or under the Lock-Up Agreement. Any reduction in the Lock-Up Period defined in the Company Support & Lock-Up Agreement shall be simultaneously and automatically applied to the Sponsor Lock-Up Period. Notwithstanding the foregoing, if, subsequent to the Closing, the closing price of the New Pubco Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing, the Sponsor Shares shall be released from the transfer restrictions provided by this Section 1.4(b).

Section 1.5          Further Assurances. SPAC and Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Side Letter on the terms and subject to the conditions set forth herein.

Section 1.6          No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that does or would restrict, limit or interfere with the performance of the Sponsor’s obligations under this Side Letter with respect to the Restricted Sponsor Shares.

Section 1.7          Tax Treatment. The parties to this Side Letter intend that, for U.S. federal and all applicable state and local income tax purposes, (a) the Automatic Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (b) this Side Letter be, and hereby adopt this Side Letter as, a “plan of reorganization” within the meaning of Section 368 of the Code. The parties to this Side Letter shall not take any position inconsistent with the intent set forth in this Section 1.7 except to the extent otherwise required by a “determination” as defined in Section 1313 of the Code. References in this Section 1.7 to the Code shall include references to any similar or analogous provisions of state or local law.

Section 1.9         Sponsor Support. At any meeting of the stockholders of SPAC, however called, or at any adjournment thereof, and in any action by written consent of the stockholders of SPAC distributed by the board of directors of SPAC, or otherwise undertaken as contemplated by the Business Combination Agreement or the transactions contemplated thereby, or in any other circumstance in which the vote, consent or other approval of the stockholders of SPAC is sought, Sponsor hereby unconditionally and irrevocably agrees that it shall (i) appear at each such meeting or otherwise cause all of its Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Sponsor Shares: (a) in favor of the SPAC Shareholder Approval Matters and any other matters necessary or reasonably requested by the Company or the SPAC in connection therewith; (b) in favor of any proposal to adjourn or postpone any meeting of the shareholders of the SPAC at which any of the foregoing matters are submitted for consideration and vote of the shareholders of the SPAC to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (c) against any proposal relating to an alternative Business Combination (as defined in SPAC’s certificate of incorporation as in effect as of the date hereof); (d) against any proposal, action or agreement that would (1) compete with the transaction contemplated by the Business Combination Agreement, (2) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the SPAC contained in the Business Combination Agreement, or of the Sponsor contained in this Side Letter, (3) reasonably be expected to impede, frustrate, prevent or nullify any provision of this Side Letter, the Business Combination Agreement or the Amalgamation and/or the related plan of arrangement or this Side Letter or the performance by the SPAC of its obligations under the Business Combination Agreement or by the Sponsor of its obligations under this Side Letter or (4) change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock or other securities of SPAC (other than, in the case of this clause (4), pursuant to the Business Combination Agreement or the Ancillary Documents and the transactions contemplated thereby).  The obligations of the Sponsor specified in this Section 1.9 shall apply whether or not (i) the Business Combination, the Business Combination Agreement, the related plan of arrangement or any action described above is recommended by the Board of Directors of the SPAC or (ii) the Board of Directors of the SPAC has previously recommended the Business Combination, the Business Combination Agreement, the related plan of arrangement or any action described above and subsequently withdrawn or otherwise changed such recommendation. Sponsor Party agrees that it shall not commit, agree, or publicly propose any intention to take any action inconsistent with the foregoing. Sponsor hereby irrevocably waives, and agrees not to exercise, assert or perfect (and agrees to cause not to be exercised, asserted or perfected), any dissenters’ or appraisal rights under Section 262 of the Delaware General Corporation Law and any other similar statute in connection with the Amalgamation or the Business Combination Agreement. Sponsor hereby agrees to take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against the SPAC or any of its Affiliates relating to the negotiation, execution or delivery of this Side Letter, the Business Combination Agreement or the consummation of the Business Combination and/or the related plan of arrangement, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Side Letter or (2) alleging a breach of any fiduciary duty of the Board of Directors of the SPAC in connection with this Side Letter, the Business Combination Agreement or the Business Combination and/or the related plan of arrangement.

Section 1.10         Stock Transactions. During the period between the execution of this Side Letter and the Closing, the Sponsor acknowledges and agrees that if it acquires any shares or securities convertible into shares of the SPAC (including, without limitation, any warrants issued to Sponsor in connection with the conversion of that certain unsecured promissory note, dated as of May 9, 2023, issued by the SPAC to the Sponsor), the Sponsor agrees that he, she or it will (a) make such acquisition in material compliance with applicable Laws regarding the sale and purchase of securities and material non-public information and (b) not elect to make a Redemption with respect to any such purchased shares or shares issuable upon conversion of securities convertible into shares. All such additional shares or securities acquired shall be subject to the terms of Section 1.9.

Section 1.11       Waiver of Adjustment Provisions. Notwithstanding anything to the contrary in any other document, agreement or contract to which Sponsor is bound, Sponsor (for itself, himself or herself and for its, his or her successors, heirs, assigns and permitted transferees) hereby (but subject to the consummation of the Amalgamation) irrevocably and unconditionally waives and agrees not to exercise or assert, any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of SPAC Class B Shares convert into other shares of SPAC or New PubCo Common Shares in connection with the Automatic Conversion and, in furtherance of the foregoing, Sponsor hereby irrevocably and unconditionally agrees and acknowledges that (a) each SPAC Class B Share (other than those subject to the Automatic Sponsor Share Forfeiture or the Financing Sponsor Share Forfeiture) shall convert only into New PubCo Common Shares (and not any other SPAC shares prior to the Automatic Conversion) on a one-for-one basis automatically at the Effective Time in connection with the Automatic Conversion and (b) that each Sponsor Warrant shall only convert into the right to exercise such warrants for New PubCo Common Shares, such waiver, agreement and acknowledgement constituting sufficient and necessary waiver under the terms of SPAC’s certificate of incorporation as currently in effect for such purpose, in each case subject to equitable adjustments for any Pre-Closing Splits to provide the same economic effect as contemplated by this Side Letter prior to such Pre-Closing Split.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

The Sponsor represents and warrants to SPAC as follows:

Section 2.1         Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Side Letter and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. The Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Side Letter has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Side Letter, this Side Letter constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Side Letter is being executed in a representative or fiduciary capacity, the Person signing this Side Letter has full power and authority to enter into this Side Letter on behalf of the Sponsor.

Section 2.2          Ownership. The Sponsor is the holder of record of all of the Sponsor Equity as set forth in this Side Letter, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Equity, other than transfer restrictions under the Securities Act) affecting any such Sponsor Shares, other than any Permitted Liens or pursuant to (i) this Side Letter, (ii) the Sponsor’s organizational documents or the organizational documents of SPAC, (iii) the Registration Rights Agreement to be executed by the Company, SPAC, the Sponsor and other parties thereto following the signing of the Business Combination Agreement or (iv) the Lock-Up Agreement.

Section 2.3          No Conflicts. The execution and delivery of this Side Letter by the Sponsor does not, and the performance by the Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor Party is not an individual, conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor), in each case to the extent such consent, approval or other action would prevent, enjoin or delay the performance by the Sponsor of its, his or her obligations under this Side Letter.

Section 2.4         Litigation. There are no Proceedings pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, which in any manner challenges or seeks to prevent, enjoin or delay the performance by the Sponsor of its obligations under this Side Letter.

ARTICLE III
MISCELLANEOUS

Section 3.1          Termination. This Side Letter and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (i) the first day on which the Lock-Up Agreement expires, (ii) the first day on which the Lock-Up Period defined in the Company Support & Lock-Up Agreement expires and (iii) the termination of the Business Combination Agreement in accordance with Article IX thereof. Except as expressly set forth herein, upon such termination of this Side Letter, all obligations of the parties under this Side Letter will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof. This Article III shall survive the termination of this Side Letter. Neither the provisions of this Section 3.1 nor the termination of this Side Letter shall (a) relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, (b) relieve any party hereto from any liability to any other party arising out of or in connection with any breach of this Side Letter prior to such termination or expiration or fraud or (c) terminate the obligations under the last sentence of Section 1.10.

Section 3.2          Amendment and Waiver. No amendment of any provision of this Side Letter shall be valid unless (a) the same shall be in writing and signed by SPAC and the Sponsor and (b) in compliance with Section 3.3.  No waiver of any provision or condition of this Side Letter shall be valid unless (i) the same shall be in writing and signed by the party against which such waiver is to be enforced and (ii) in compliance with Section 3.3.  No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 3.3          Assignment; Third Party Beneficiaries. This Side Letter and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Side Letter nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto, other than in respect of the dissolution of the Sponsor to the members of the Sponsor in receipt of Restricted Sponsor Shares as a result thereof. This Side Letter is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted assigns, any legal or equitable rights hereunder. Notwithstanding anything to the contrary contained in this Side Letter, the parties hereto hereby acknowledge and agree that from the execution of this Side Letter until the occurrence of the Closing or the termination of this Side Letter in accordance with Section 3.1 of this Side Letter (provided that, solely with respect to Section 1.2, Section 1.2 will survive as set forth in the final sentence of Section 1.2): (a) the Company is an express third-party beneficiary of this Side Letter, including, for the avoidance of doubt, with respect to (i)  the covenants of Sponsor and SPAC set forth in Article I (as well as any Sponsor Party or other transferee that becomes bound by this Side Letter) as if the Company were a party hereto and (ii) the representations and warranties of Sponsor given to SPAC (as well as any Sponsor Party or other transferee that becomes bound by this Side Letter) and set forth in Article II as if the Company were the SPAC with respect thereto, (b) no amendment of this Side Letter, waiver of any provision or condition of this Side Letter, assignment of this Side Letter or termination of this Side Letter (except as expressly contemplated in Section 3.1 of this Side Letter) shall be made without the prior written consent of the Company, and (c) the Company shall be entitled to enforce the terms of this Side Letter as if they were a party hereto, and the Company shall be entitled to exercise any remedies for breaches by any party of, or failure of any party to perform, this Side Letter, including without limitation injunctive or other equitable relief or an Order of specific performance (or any other equitable remedy) to enforce the terms hereof and to prevent breaches of this Side Letter, in addition to any other remedy at law or in equity, and shall not be required to provide any bond or other security in connection with any such Order or injunctive relief.

Section 3.4          Notices. All notices, demands and other communications to be given or delivered under this Side Letter shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Any notice, demand and other communications to be given or delivered under this Side Letter to either party shall be simultaneously provided to the Company in accordance with Section 11.1 (Notices) of the Business Combination Agreement. Unless another address is specified in writing pursuant to the provisions of this Section 3.4, notices, demands and other communications to the parties hereto shall be sent to the addresses indicated below:

Notices to SPAC or the Sponsor and following the Closing, the Company:	with a copy to (which shall not constitute notice):

Focus Impact Acquisition Corp.	Kirkland & Ellis LLP
1345 Avenue of the Americas	601 Lexington Avenue
New York, NY 10105	New York, NY 10022
Attention: Carl Stanton	Attention: Lauren M. Colasacco, P.C.
Email: cstanton@focus-impact.com	Peter Seligson, P.C.

	E-mail:	lauren.colasacco@kirkland.com
peter.seligson@kirkland

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130

	Attention:	Shai Kalansky;
Omar Pringle;
Justin Salon

	Email:	skalansky@mofo.com
opringle@mofo.com
justinsalon@mofo.com

Section 3.5          Entire Agreement. This Side Letter and the exhibits and schedule hereto constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.6          Miscellaneous. The provisions of Sections 11.4 (Governing Law; Jurisdiction), 11.5 (Waiver of Jury Trial), 11.7 (Severability), 11.9 (No Recourse), 11.11 (Interpretation) and 11.12 (Counterparts) of the Business Combination Agreement shall apply mutatis mutandis.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the SPAC and Sponsor have duly executed this Side Letter as of the date first written above.

SPAC:

FOCUS IMPACT ACQUISITION CORP.

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Authorized Signatory

SPONSOR:

FOCUS IMPACT SPONSOR LLC

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Authorized Signatory

EXHIBIT A

LOCK-UP AGREEMENT

November 1, 2021

Focus Impact Acquisition Corp.
250 Park Avenue Ste 911
New York, NY, 10177

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Focus Impact Acquisition Corp., a Delaware corporation (the “Company”) and Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”) of 25,000,000 of the Company’s units (including 3,750,000 units that may be purchased pursuant to the Underwriters’ option to purchase additional units, the “Units”), each consisting of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and one-half of one warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 1 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Focus Impact Sponsor, LLC (the “Sponsor”) and each of the undersigned (each, an “Insider” and, collectively, the “Insiders”) hereby agree with the Company as follows:

1.          Definitions. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Founder Shares” shall mean the 7,187,500 shares of Class B Common Stock of the Company, par value $0.0001 per share, outstanding prior to the consummation of the Public Offering; (iii) “Private Placement Warrants” shall mean the warrants to purchase shares of Common Stock of the Company that will be acquired by the Sponsor for an aggregate purchase price of $ 7,500,000 (or up to $ 8,250,000 if the Underwriters’ exercise their option to purchase additional units), or $1.00 per Warrant, in a private placement that shall close simultaneously with the consummation of the Public Offering (including Common Stock issuable upon conversion thereof); (iv) “Public Stockholders” shall mean the holders of Common Stock included in the Units issued in the Public Offering; (v) “Public Shares” shall mean the Common Stock included in the Units issued in the Public Offering; (vi) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited; (vii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (viii) “Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

 2.           Representations and Warranties.

(a)          The Sponsor and each Insider, with respect to itself, herself or himself, represent and warrant to the Company that it, she or he has the full right and power, without violating any agreement to which it, she or he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement, as applicable, and to serve as an officer of the Company and/or a director on the Company’s Board of Director (the “Board”), as applicable, and each Insider hereby consents to being named in the Prospectus, road show and any other materials as an officer and/or director of the Company, as applicable.

(b)          Each Insider represents and warrants, with respect to herself or himself, that such Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background. The Insider’s questionnaire furnished to the Company is true and accurate in all material respects. Each Insider represents and warrants that such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; such Insider has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and such Insider is not currently a defendant in any such criminal proceeding; and such Insider has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

 3.          Business Combination Vote. It is acknowledged and agreed that the Company shall not enter into a definitive agreement regarding a proposed Business Combination without the prior consent of the Sponsor. The Sponsor and each Insider, with respect to itself or herself or himself, agrees that if the Company seeks stockholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, it, she or he, as applicable, shall vote all Founder Shares and any Public Shares held by it, her or him, as applicable, in favor of such proposed initial Business Combination (including any proposals recommended by the Board in connection with such Business Combination) and not redeem any Public Shares held by it, her or him, as applicable, in connection with such stockholder approval.

4.            Failure to Consummate a Business Combination; Trust Account Waiver.

(a)          The Sponsor and each Insider hereby agree, with respect to itself, herself or himself, that in the event that the Company fails to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Sponsor and each Insider agree not to propose any amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within the required time period set forth in the Charter or (ii) with respect to any other provision relating to the rights of holders of Public Shares unless the Company provides its Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, if any, divided by the number of then-outstanding Public Shares.

(b)          The Sponsor and each Insider, with respect to itself, herself or himself, acknowledges that it, she or he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company with respect to the Founder Shares held by it, her or him, if any. The Sponsor and each of the Insiders hereby further waive, with respect to any Founder Shares and Public Shares held by it, her or him, as applicable, any redemption rights it, she or he may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the time period set forth in the Charter or (ii) with respect to any other provision relating to the rights of holders of Public Shares (although the Sponsor and the Insiders shall be entitled to liquidation rights with respect to any Public Shares they hold if the Company fails to consummate a Business Combination within the required time period set forth in the Charter).

 5.           Lock-up; Transfer Restrictions.

(a)          The Sponsor and the Insiders agree that they shall not Transfer any Founder Shares or shares of Common Stock issuable upon conversion thereof  (the “Founder Shares Lock-up”) until the earlier of (A) one year after the completion of an initial Business Combination and (B) the date following the completion of an initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”). Notwithstanding the foregoing, if, subsequent to a Business Combination, the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, the Founder Shares shall be released from the Founder Shares Lock-up.

(b)           The Sponsor and Insiders agree that they shall not effectuate any Transfer of Private Placement Warrants or Common Stock underlying such Warrants until 30 days after the completion of an initial Business Combination.

(c)           Notwithstanding the provisions set forth in paragraphs 5(a) and (b), Transfers of the Founder Shares and Private Placement Warrants and any shares of Common Stock issued upon conversion or exercise thereof are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, or any affiliates of the Sponsor or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Common Stock, as applicable, were originally purchased; (f) by pro rata distributions from the Sponsor to its members, partners, or shareholders pursuant to the Sponsor’s organizational documents; (g) by virtue of the laws of Delaware or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (h) to the Company for no value for cancellation in connection with the consummation of an initial Business Combination, (i) in the event of the Company’s liquidation prior to the completion of a Business Combination; or (j) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s Public Stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in this Letter Agreement.

(d)         During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of Citigroup Global Markets Inc., Transfer any Units, Common Stock, Warrants or any other securities convertible into, or exercisable or exchangeable for, Common Stock held by it, her or him, as applicable, subject to certain exceptions enumerated in Section 5(h) of the Underwriting Agreement.

6.          Remedies. The Sponsor and each of the Insiders hereby agree and acknowledge that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor or such Insider of its, her or his obligations, as applicable under paragraphs 3, 4, 5, 7, 10 and 11, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.           Payments by the Company. Except as disclosed in the Prospectus, none of the Sponsor, the holders of our Founder Shares,  any director or officer of the Company nor any of their respective affiliates shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

8.           Director and Officer Liability Insurance. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and the Insiders shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

9.           Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Founder Shares Lock-up Period and (ii) the liquidation of the Company.

10.         Indemnification. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company (except for the Company’s independent auditors) or (ii) any prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of interest that may be withdrawn to pay the Company’s tax obligations, (y) shall not apply to any claims by a third party or Target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

 11.        Forfeiture of Founder Shares. To the extent that the Underwriters do not exercise their option to purchase additional Units within 45 days from the date of the Prospectus in full (as further described in the Prospectus), the Sponsor agrees to automatically surrender to the Company for no consideration, for cancellation at no cost, an aggregate number of Founder Shares so that the number of Founder Shares will equal of 20% of the sum of the total number of Common Stock and Founder Shares outstanding at such time. The Sponsor and Insiders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a stock split, stock dividend, reverse stock split or stock repurchase, as applicable, with respect to the Founder Shares immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares at 20% of the sum of the total number of Common Stock and Founder Shares outstanding at such time.

12.         Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13.         Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each of the Insiders and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

14.         Counterparts; Electronic Signatures. This Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Letter Agreement or in any other certificate, agreement or document related to this Letter Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

15.         Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.

16.        Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17.         Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18.         Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

[Signature Page Follows]

Sincerely,

FOCUS IMPACT SPONSOR, LLC

By:	Carl Stanton
Its:	Managing Member

By:	/s/ Carl Stanton
Name: Carl Stanton

[Signature Page to Letter Agreement]

/s/ Westley Moore
Westley Moore

[Signature Page to Letter Agreement]

/s/ Carl Stanton
Carl Stanton

[Signature Page to Letter Agreement]

/s/ Ernest Lyles
Ernest Lyles

[Signature Page to Letter Agreement]

/s/ Wray Thorn
Wray Thorn

[Signature Page to Letter Agreement]

/s/ Howard Sanders
Howard Sanders

[Signature Page to Letter Agreement]

/s/ Troy Carter
Troy Carter

[Signature Page to Letter Agreement]

/s/ Jerri DeVard
Jerri DeVard

[Signature Page to Letter Agreement]

/s/ Dawanna Williams
Dawanna Williams

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

FOCUS IMPACT ACQUISITION CORP.

By:	/s/ Carl Stanton
Name: Carl Stanton
Title: Chief Execuive Officer

[Signature Page to Letter Agreement]